                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-68747
PROSPECTUS SUPPLEMENT
(To prospectus dated May 6, 1999)              [LOGO] Merrill Lynch
                                                PROTECTED GROWTH(SM)
                                    "Pursuit of Growth, Protection of Principal"

                                3,100,000 Units

                           Merrill Lynch & Co., Inc.

         Major 11 International Market Index Target-Term Securities(R)
                               due May 26, 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit

The MITTS Securities:                Payment at Maturity:


 . 100% principal protection at       . On the maturity date, for each unit of
  maturity.                            the MITTS Securities you own, we will
                                       pay you an amount equal to the sum of
                                       the principal amount of each unit and
                                       an additional amount based on the
                                       percentage increase, if any, in the
                                       value of the Major 11 International
                                       Index, as reduced by an annual
                                       adjustment factor of 1.5%.

 . No payments before maturity date.

 . Senior unsecured debt securities
  of Merrill Lynch & Co., Inc.

 . Linked to the value of the Major
  11 International Index.

                                     . At maturity, you will receive no less
                                       than the principal amount of your MITTS
                                       Securities.

 . The MITTS Securities will be
  listed on the American Stock
  Exchange under the trading symbol
  "EUM".

 . Closing: May 26, 1999.

                  Investing in the MITTS Securities involves risk.
      See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per unit    Total
                                                          --------    -----
      Public offering price..............................  $10.00  $31,000,000
      Underwriting discount..............................    $.30     $930,000
      Proceeds, before expenses, to Merrill Lynch & Co.,
       Inc. .............................................   $9.70  $30,070,000

     The public offering price and the underwriting discount for any single transaction to purchase:

         (a) between 100,000 units and 499,999 units will be $9.85 per unit and $.15 per unit, respectively, and

         (b) 500,000 units or more will be $9.80 per unit and $.10 per unit, respectively.

                                ---------------
                              Merrill Lynch & Co.

                                ---------------

            The date of this prospectus supplement is May 20, 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
SUMMARY INFORMATION--Q&A................................................   S-4
  What are the MITTS Securities?........................................   S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?..........................................................   S-4
  Who publishes the Major 11 International Index and what does the Major
   11 International
   Index measure?.......................................................   S-6
  How has the Major 11 International Index performed historically?......   S-6
  What about taxes?.....................................................   S-6
  Will the MITTS Securities be listed on a stock exchange?..............   S-6
  What is the role of MLPF&S?...........................................   S-7
  Who is ML&Co.?........................................................   S-7
  Are there any risks associated with my investment?....................   S-7
RISK FACTORS............................................................   S-8
  You may not earn a return on your investment..........................   S-8
  Your yield may be lower than the yield on a standard debt security of
   comparable maturity..................................................   S-8
  Your return will not reflect the return of owning the stocks included
   in the Major 11 International Index..................................   S-8
  Your return may be affected by factors affecting international
   securities markets...................................................   S-8
  Your return may be affected by currency exchange rates................   S-9
  There may be an uncertain trading market for the MITTS Securities.....   S-9
  Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor
   may offset or magnify the effect of another factor...................   S-9
  Amounts payable on the MITTS Securities may be limited by state law...  S-11
  Purchases and sales by us and our affiliates may affect your return...  S-11
  Potential conflicts of interests......................................  S-11
  There are uncertain tax consequences associated with an investment in the MITTS Securities.................................................  S-11
DESCRIPTION OF THE MITTS SECURITIES.....................................  S-12
  Payment at Maturity...................................................  S-12
  Hypothetical Returns..................................................  S-14
  Adjustments to the Major 11 International Index; Market Disruption
   Events...............................................................  S-15
  Discontinuance of the Major 11 International Index....................  S-15
  Events of Default and Acceleration....................................  S-16
  Depositary............................................................  S-17
  Same-Day Settlement and Payment.......................................  S-19
THE MAJOR 11 INTERNATIONAL INDEX........................................  S-20
  Determination of Index Multiplier for each sub-index..................  S-20
  Computation of the Major 11 International Index.......................  S-20
  Sub-indices...........................................................  S-21
  Historical Data on the Major 11 International Index...................  S-24
UNITED STATES FEDERAL INCOME TAXATION...................................  S-27
  General...............................................................  S-27
  U.S. Holders..........................................................  S-28
  Non-U.S. Holders......................................................  S-30
  Backup Withholding....................................................  S-30
  New Withholding Regulations...........................................  S-31
USE OF PROCEEDS AND HEDGING.............................................  S-31
WHERE YOU CAN FIND MORE INFORMATION.....................................  S-32
UNDERWRITING............................................................  S-33
VALIDITY OF THE MITTS SECURITIES........................................  S-33
INDEX OF DEFINED TERMS..................................................  S-34

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  32
PLAN OF DISTRIBUTION.....................................................  35
WHERE YOU CAN FIND MORE INFORMATION......................................  36
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  36
EXPERTS..................................................................  33

                            SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from the prospectus and prospectus supplement to help you understand the Major 11 International Market Index Target-Term Securities due May 26, 2006. You should carefully read the accompanying prospectus and this prospectus supplement to fully understand the terms of the MITTS Securities, the Major 11 International Index and the tax and other considerations that should be important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the MITTS Securities?

      The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on May 26, 2006. We cannot redeem the MITTS Securities at any earlier date. We will not make any payments on the MITTS Securities until maturity.

      Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus supplement.

What will I receive at the stated maturity date of the MITTS Securities?

      We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the value of the Major 11 International Index, a compilation of eleven equity indices reflecting select stocks listed on certain exchanges in Europe, Asia and Australia. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount".

Principal Amount

      The principal amount per unit is $10.

Supplemental Redemption Amount

      The Supplemental Redemption Amount per unit will equal:

      (  Adjusted Ending Value - Starting Value  )
$10 X (  --------------------------------------  )
      (            Starting Value                )

but will not be less than zero.

      "Starting Value" equals 126.56, the closing value of the Major 11 International Index on May 20, 1999, the date the MITTS Securities were priced for initial sale to the public.

      "Adjusted Ending Value" means the average of the values of the Major 11 International Index at the close of the market on five business days before the maturity of the MITTS Securities as reduced on each day by the application of the Adjustment Factor. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of the component stocks included in any of the sub-indices comprising the Major 11 International Index or certain futures or options relating to those sub-indices.

      The "Adjustment Factor" equals 1.5% per year and will be applied over the entire term of the MITTS Securities to reduce the closing values of the Major 11 International Index used to calculate the Supplemental Redemption Amount during the calculation period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the calculation period will be approximately 9.99% less than the actual closing value of the Major 11 International Index on each day during the calculation period. For a detailed discussion of how the Adjustment Factor will affect the value of the Major 11 International Index used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities-- Payment at Maturity" in this prospectus supplement.

      For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. If the Adjusted Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

 Examples

       Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 1.5% per year and an investment term of seven years:

 Example 1--The Major 11 International Index, as adjusted, is below the Starting Value at maturity:

  Starting Value: 126.56
  Hypothetical closing value of the Major 11 International Index at maturity: 132.89
  Hypothetical Adjusted Ending Value: 119.61

                                                                                 (Supplemental
                                                                                 Redemption Amount
                                                     (119.61 - 126.56)           cannot be less
   Supplemental Redemption Amount (per unit) = $10 X (---------------) = $0.00   than zero)
                                                     (    126.56     )

  Total payment at maturity (per unit) = $10 + $0 = $10

 Example 2--The Major 11 International Index, as adjusted, is above the Starting Value at maturity:

  Starting Value: 126.56
  Hypothetical closing value of the Major 11 International Index at maturity: 202.50
  Hypothetical Adjusted Ending Value: 182.26
                                                      (182.26 - 126.56) = $4.40
   Supplemental Redemption Amount (per unit) = $10 X  (---------------)
                                                      (    126.56     )

  Total payment at maturity (per unit) = $10 + $4.40 = $14.40

Who publishes the Major 11 International Index and what does the Major 11 International Index measure?

      The AMEX publishes the Major 11 International Index, which measures the performance of various European, Australian and Asian stock indices. Each sub-index that comprises the Major 11 International Index measures the performance of certain common stocks in Australia or in a designated European or Asian country. The publishers of the sub-indices use various methods to select and maintain stocks in a sub-index. The sub-indices comprising the Major 11 International Index represent common stocks of issuers traded principally on stock exchanges located in England, Japan, Germany, Switzerland, France, the Netherlands, Italy, Australia, Sweden, Spain and Hong Kong.

      Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in sub-indices comprising the Major 11 International Index.

How has the Major 11 International Index performed historically?

      The AMEX began calculating and disseminating the Major 11 International Index on a daily basis in November 1997. We have set forth the month-end historical values of the Major 11 International Index from January 1993 through April 1999 in this prospectus supplement. All historical data relating to periods before November 1997 were calculated as if the Major 11 International Index had existed during this period, based on the multipliers established for each sub-index in November 1997. All historical data relating to periods after November 1997 are based on actual data from the Major 11 International Index.

      You can find a table with these values in the section entitled "The Major 11 International Index--Historical Data on the Major 11 International Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Major 11 International Index in various economic environments; however, past performance of the Major 11 International Index is not necessarily indicative of how the Major 11 International Index will perform in the future.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 6.45% per annum, compounded semiannually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of ordinary income from the MITTS Securities each year: $.3892 in 1999, $.6813 in 2000, $.7256 in 2001, $.7731 in 2002, $.8233 in 2003, $.8782 in 2004, $.9353 in
2005 and $.3932 in 2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning each MITTS Security may be greater or less than $.3932, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $5.5992, you may have a loss which you could deduct against other income you may have in 2006, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the MITTS Securities be listed on a stock exchange?

      The MITTS Securities will be listed on the AMEX under the trading symbol "EUM", subject to official notice of issuance. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell the MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

You may not earn a return on your investment

      You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the value of the Major 11
International Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS Securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co., Inc. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the stocks included in the Major 11 International Index

      The AMEX calculates the value of the Major 11 International Index by reference to the values of eleven major international market indices that reflect the prices of the common stocks included in those indices without taking into consideration the value of dividends paid on those stocks, except in the case of the Deutscher Aktienindex whose value reflects dividends paid on its underlying common stocks. The return on your MITTS Securities will not reflect the return you would realize if you actually owned all of the stocks underlying each of the sub-indices comprising the Major 11 International Index and received the dividends paid on those stocks because of the cumulative effect of the reduction caused by the Adjustment Factor and because, except as noted above, the value of the Major 11 International Index is calculated by reference to the prices of the stocks included in the sub-indices without taking into consideration the value of any dividends paid on those stocks.

Your return may be affected by factors affecting international securities markets

      The sub-indices that comprise the Major 11 International Index measure the value of the equity securities of companies listed on various European, Australian and Asian exchanges. The return of your MITTS Securities will be affected by factors affecting the value of securities in these markets. The European, Australian and Asian securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular non-U.S. securities market and cross-shareholdings in European, Australian and Asian companies on these markets may affect prices and the volume of trading on those markets. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      The prices and performance of securities of companies in Europe, Australia and Asia may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, and possible fluctuations in the rate of exchange between currencies are factors that could negatively affect the international securities markets. Moreover, the relevant European, Australian and Asian economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Because some of the sub-indices comprising the Major 11 International Index have a greater weighting than others in calculating the value of the Major 11 International Index, fluctuations in the securities markets that those sub-indices measure will have a greater relative effect on the value of the Major 11 International Index than will fluctuations in securities markets measured by sub-indices with a lesser weighting.

Your return may be affected by currency exchange rates

      Although the stocks included in the sub-index are traded in currencies other than U.S. dollars and the MITTS Securities are denominated in U.S. dollars, we will not adjust the amount payable at maturity for currency exchange rates in effect at the maturity of the MITTS Securities. Any amount in addition to the principal amount of each unit payable to you at maturity is based solely upon the percentage increase in the Major 11 International Index as adjusted by the Adjustment Factor. Changes in exchange rates, however, may reflect changes in the relevant European, Australian and Asian economies which in turn may affect the value of the sub-indices, the Major 11 International Index and the MITTS Securities.

There may be an uncertain trading market for the MITTS Securities

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "EUM", subject to official notice of issuance. While there have been a number of issuances of series of Market Index Target-Term Securities, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the value of the Major 11 International Index.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the Major 11 International Index. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.


      The value of the Major 11 International Index is expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the Major 11 International Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value. If you choose to sell your MITTS Securities when the value of the Major 11 International Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the Major 11 International Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of the Major 11 International Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of your MITTS Securities. In general, rising dividend rates, or dividends per share, in the countries in which the stocks included in the sub-indices comprising the Major 11 International Index trade, may increase the value of the Major 11 International Index while falling dividend rates in these countries may decrease the value of the Major 11 International Index.

      Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in U.S. interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Additionally, changes in non-U.S. interest rates will affect the trading value of the MITTS Securities. In general, if interest rates increase in the countries in which the stocks included in the sub-indices trade, we expect the trading value of the MITTS Securities will increase and, conversely, if interest rates in these countries decrease, we expect the trading value of the MITTS Securities will decrease. The level of interest rates in these countries may also affect the applicable economies and, in turn, the value of the Major 11 International Index. Rising interest rates may lower the value of the Major 11 International Index and, thus, the MITTS Securities. Falling interest rates may increase the value of the Major 11 International Index and, thus, may increase the value of the MITTS Securities.

      Changes in volatility of the Major 11 International Index are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Major 11 International Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Major 11 International Index decreases, we expect that the trading value of the MITTS Securities will decrease.

      As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. We anticipate that before their maturity, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the Major 11 International Index. This difference will reflect a "time premium" due to expectations concerning the value of the Major 11 International Index during the period before the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

      Changes in dividend yields of the stocks included in the sub-indices are expected to affect the trading value of the MITTS Securities. Generally, if dividend yields on the stocks included in the sub-indices comprising the Major 11 International Index increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the value of the MITTS Securities will increase.

      Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the Major 11 International Index at maturity, an improvement in our credit ratings will not reduce the investment risks related to the MITTS Securities.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

However, we expect that the effect on the trading value of the MITTS Securities of a given increase in the value of the Major 11 International Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

      New York State laws govern the 1983 Indenture under which the MITTS Securities were issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the MITTS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the stocks underlying the sub-indices or futures or options in the sub-indices for our own accounts for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these stocks, the value of the sub-indices and, in turn, the value of the Major 11 International Index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts of interests

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Major 11 International Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Major 11 International Index. See "Description of the MITTS Securities--Adjustments to the Major 11 International Index; Market Disruption Events" and "--Discontinuance of the Major 11 International Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

There are uncertain tax consequences associated with an investment in the MITTS Securities

      You should also consider the tax consequences of investing in the MITTS Securities, aspects of which are uncertain. See "United States Federal Income Taxation".

                      DESCRIPTION OF THE MITTS SECURITIES

      ML&Co. will issue the MITTS Securities as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The MITTS Securities will mature on May 26, 2006.

      While at maturity a beneficial owner of a MITTS Security will receive the sum of the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "--Payment at Maturity".

      The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the MITTS Securities in denominations of whole units.

      The MITTS Securities do not have the benefit of any sinking fund.

Payment at Maturity

      At maturity, a beneficial owner of a MITTS Security will be entitled to receive the principal amount of that MITTS Security plus a Supplemental Redemption Amount, if any, all as provided below. If the Supplemental Redemption Amount is not greater than zero, a beneficial owner of a MITTS Security will be entitled to receive only the principal amount of its MITTS Securities.

      The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal:

                                                              (Adjusted Ending Value - Starting Value)
principal amount of each MITTS Security ($10 per unit)   X    (  ------------------------------------)
                                                              (              Starting Value          )

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" equals 126.56, the closing value of the Major 11 International Index on May 20, 1999, the date the MITTS Securities were priced for initial sale to the public.

      The "Adjusted Ending Value" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the Major 11 International Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average or arithmetic mean of the closing values of the Major 11 International Index on those Calculation Days, as reduced by the application of the Adjustment Factor on each Calculation Day, and if there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the Major 11 International Index on that Calculation Day, as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the Major 11 International Index determined on the last scheduled Index Business Day in the Calculation Period, as reduced by the application of the Adjustment Factor on that day, regardless of the occurrence of a Market Disruption Event on that day.

      The "Adjustment Factor" equals 1.5% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a pro-rated basis based on a 365-day year to reduce the value used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 9.99% less than the actual closing value of the Major 11 International Index on each Calculation Day during the Calculation Period.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" is any day on which the New York Stock Exchange and the AMEX are open for trading and the Major 11 International Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.

Hypothetical Returns

     The following table illustrates, for a range of hypothetical closing values of the Major 11 International Index during the Calculation Period:

     . the percentage change from the Starting Value to the hypothetical closing value,
     . the Adjusted Ending Value used to calculate the Supplemental
       Redemption Amount,
     . the total amount payable at maturity for each unit of MITTS
       Securities,
     . the total rate of return to beneficial owners of the MITTS
       Securities,
     . the pretax annualized rate of return to beneficial owners of MITTS
       Securities, and
     . the pretax annualized rate of return of an investment in the stocks included in each sub-index comprising the Major 11 International Index, which includes an assumed aggregate dividend yield of 1.51% per annum, as more fully described below.

     For the purposes of calculating this table, we have applied an Adjustment Factor of 1.5% per annum.

                                                                            Pretax
               Percentage                                                 Annualized
Hypothetical  Change From           Total Amount               Pretax       Rate of
  Closing     the Starting           Payable at  Total Rate  Annualized    Return of
Value During  Value to the          Maturity per of Return     Rate of      Stocks
    the       Hypothetical Adjusted Unit of the    on the   Return on the Underlying
Calculation     Closing     Ending     MITTS       MITTS        MITTS      each Sub-
   Period        Value     Value(1)  Securities  Securities Securities(2) Index(2)(3)
------------  ------------ -------- ------------ ---------- ------------- -----------
    25.31       -80.00%      22.78     $10.00       0.00%       0.00%       -20.05%
    50.62       -60.00%      45.56     $10.00       0.00%       0.00%       -11.15%
    75.94       -40.00%      68.35     $10.00       0.00%       0.00%        -5.68%
   101.25       -20.00%      91.13     $10.00       0.00%       0.00%        -1.67%
   126.56(4)      0.00%     113.91     $10.00       0.00%       0.00%         1.51%
   151.87        20.00%     136.69     $10.80       8.01%       1.10%         4.16%
   177.18        40.00%     159.48     $12.60      26.01%       3.32%         6.43%
   202.50        60.00%     182.26     $14.40      44.01%       5.26%         8.42%
   227.81        80.00%     205.04     $16.20      62.01%       6.99%        10.20%
   253.12       100.00%     227.82     $18.00      80.01%       8.55%        11.81%
   278.43       120.00%     250.61     $19.80      98.01%       9.97%        13.27%
   303.74       140.00%     273.39     $21.60     116.02%      11.28%        14.62%
   329.06       160.00%     296.17     $23.40     134.02%      12.49%        15.87%
   354.37       180.00%     318.95     $25.20     152.02%      13.61%        17.04%
   379.68       200.00%     341.74     $27.00     170.02%      14.66%        18.14%

-------
(1) The Adjusted Ending Values specified in this column are approximately 9.99% less than the hypothetical closing values of the Major 11 International Index as a result of the cumulative effect of the application of an Adjustment Factor of 1.5% per annum over the term of the MITTS Securities.
(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3) This rate of return assumes:
  (a) an investment of a fixed amount in the stocks included in the sub-indices with the allocation of this amount reflecting the current relative weights of these stocks in the sub-indices;
  (b) a percentage change in the aggregate price of the stocks that equals the percentage change in the Major 11 International Index from the Starting Value to the relevant hypothetical closing value;
  (c) a constant dividend yield of 1.51% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the value of the Major 11 International Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical closing value;
  (d) no transaction fees or expenses in connection with purchasing and holding stocks included in each sub-index;

  (e) an investment term from May 26, 1999 to May 26, 2006, and
  (f) a final value of the Major 11 International Index equal to the hypothetical closing value.
(4) This is the Starting Value of the Major 11 International Index.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the resulting total and pretax annualized rate of return will depend entirely on the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus supplement.

Adjustments to the Major 11 International Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Major 11 International Index, or the value of the Major 11 International Index changes, in any material respect, or if the Major 11 International Index is in any other way modified so that the Major 11 International Index does not, in the opinion of the calculation agent, fairly represent the value of the Major 11 International Index had any changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Major 11 International Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Major 11 International Index as if no changes or modifications had been made, and calculate the closing value with reference to the Major 11 International Index, as so adjusted. Accordingly, if the method of calculating the Major 11 International Index is modified so that the value of the Major 11 International Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Major 11 International Index in order to arrive at a value of the Major 11 International Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means, with respect to any sub-index, the occurrence or existence of any suspension of, or limitation imposed on, trading, by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise, during the one-half hour period that ends at the regular official weekday time at which trading on the Index Exchange related to that sub-index occurs, on:

          (A) the Index Exchange in securities that comprise 20% or more of the value of that sub-index or

          (B)any exchanges on which futures or options on that sub-index are traded in those options or futures if, in the determination of the calculation agent, that suspension or limitation is material.

      For the purpose of the above definition:

          (1) a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular hours of the relevant exchange and

          (2) a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the relevant exchange will constitute a Market Disruption Event.

      "Index Exchange" means, with respect to any sub-index, the principal exchange on which the shares comprising that sub-index are traded.

Discontinuance of the Major 11 International Index

      If the AMEX discontinues publication of the Major 11 International Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Major 11 International Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Major 11 International Index and calculate the closing value as described above under "--Payment at Maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

      In the event that the AMEX discontinues publication of the Major 11 International Index and:

      .the calculation agent does not select a successor index, or

      .the successor index is no longer published on any of the Calculation
Days,

the calculation agent will compute a substitute value for the Major 11 International Index in accordance with the procedures last used to calculate the Major 11 International Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Major 11 International Index as described below, the successor index or value will be used as a substitute for the Major 11 International Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Major 11 International Index before the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

      .the determination of the Ending Value and

      .a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Major 11 International Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

      In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount of the MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the MITTS Securities, provided, however, that the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS Securities had not been accelerated and had remained outstanding to the stated maturity date. See "--Payment at Maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the MITTS Securities.

      In case of default in payment at the maturity date of the MITTS Securities, whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of 6.45% per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

     . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

     . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

     . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                        THE MAJOR 11 INTERNATIONAL INDEX

      The AMEX calculates and disseminates the value of the Major 11 International Index on each Index Business Day. The AMEX generally calculates and disseminates the value of the Major 11 International Index based on the most recently reported values of the sub-indices, at approximately 15-second intervals during the AMEX's business hours and the end of each Index Business Day via the Consolidated Tape Association's Network B. The Major 11 International Index value is reported by the AMEX and Bloomberg under the symbol "EUX" and by Reuters under the symbol ".EUX".

Determination of Index Multiplier for each sub-index

      The AMEX determined the initial weighting of each sub-index at the close of business on November 20, 1997 based on the relative total market capitalization of each sub-index as of that date. The market capitalization of a stock equals the product of the total number of shares outstanding and the price per share of that stock. The total market capitalization of the stocks comprising each sub-index was determined using the most recently available information at that time concerning the number of shares outstanding for each stock contained in a sub-index and the most recently available price for each share of that stock. Then-current exchange rates were used to translate this market capitalization information into U.S. dollars. The market capitalizations expressed in U.S. dollars of each sub-index were totaled. The weighting of each sub-index was then determined and equaled the percentage of the market capitalization for that sub-index relative to the total market capitalization. The index multiplier for each sub-index was then calculated and equaled:

     .  the weighting for the sub-index multiplied by 100, divided by

     .  the most recently available value of the sub-index.

The index multipliers were calculated in this way so that the index would equal
100.00 on November 20, 1997. The AMEX may adjust the index multiplier of any sub-index in the event of a significant change in how that sub-index is calculated, however, there will not be any periodic rebalancing of the Major 11 International Index to reflect changes in the relative market capitalizations of the sub-indices.

Computation of the Major 11 International Index

      The AMEX calculates the Major 11 International Index by totaling the products of the most recently available value of each sub-index and the index multiplier applicable to each sub-index. Because the sub-indices are based on stocks traded on exchanges in Europe, Asia and Australia, once the applicable exchanges close and the values of the sub-indices become fixed until these exchanges reopen, the value of the Major 11 International Index will be fixed.

Sub-indices

     The following table sets forth the name of each sub-index, the number of stocks underlying each sub-index, the index multiplier and the weighting of each sub-index, in each case, as of May 20, 1999:

                                                   Number     Index     Current
                    Sub-Index                     of Stocks Multiplier Weighting
                    ---------                     --------- ---------- ---------
Financial Times 100 Index........................    102     .0051303    26.19%
Nikkei 225.......................................    225     .0013754    18.12%
Deutscher Aktienindex............................     30     .0024576     9.74%
Swiss Market Index...............................     22     .0015832     9.11%
Compagnie des Agents de Change 40 Index..........     39     .0023191     7.91%
Amsterdam Exchanges-index........................     25     .0176817     7.61%
Milano Italia Borsa 30 Index.....................     30     .0001851     5.47%
Australia All Ordinaries Index...................    274     .0020840     5.00%
OM Stockholm Exchange Index......................     31     .0072948     4.39%
IBEX 35..........................................     35     .0004344     3.41%
AMEX Hong Kong 30 Index..........................     30     .0070410     3.05%
                                                     ---                ------
  Total..........................................    843                100.00%

     The following is a list of the sub-indices and certain information concerning each sub-index. All disclosure contained in this prospectus supplement regarding the sub-indices is derived from publicly available information.

    Financial Times 100 Index--"FTSE 100"

     Description of FTSE 100: The FTSE 100 is intended to provide an indication of the pattern of common stock price movement of the 100 common stocks with the largest market capitalization on the London Stock Exchange.

     Publisher: FTSE International Limited

     Required Disclosure: The FTSE is a registered trademark of the London Stock Exchange Limited and the Financial Times Limited.

    Nikkei Stock Average, "Nikkei 225"

     Description of Nikkei 225: The Nikkei 225 is intended to provide an indication of the pattern of common stock price movement of the 225 most actively traded common stocks on the Tokyo Stock Exchange. The Nikkei 225 is a modified price-weighted index which means that an underlying stock's weight in the Nikkei 225 is based on its price per share rather than the total market capitalization of the issuer.

     Publisher: Nihon Keizai Shimbun, Inc. ("NKS")

     Required Disclosure: NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225. The MITTS Securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to ML&Co., the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities in particular or the ability of the Nikkei 225 to track general stock market performance. NKS has no obligation to take the needs of ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the Nikkei 225. NKS is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be settled in cash. NKS has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

      NKS has consented to the use of and reference to the Nikkei 225 in connection with the MITTS Securities.

    Deutscher Aktienindex--"DAX(R)"

      Description of DAX: The DAX is a total rate of return index measuring the performance of 30 common stocks on the Frankfurt Stock Exchange selected on the basis of their market capitalization and trading volume. A total rate of return index reflects both the price performance of the relevant common stocks as well as the dividends paid on these common stocks.

      Publisher: Deutsche Borse AG

      DAX is a registered trademark of Deutsche Borse AG.

    Swiss Market Index--"SMI(R)"

      Description of SMI: The SMI is intended to provide an indication of the pattern of common stock price movement of common stocks with the largest market capitalization and greatest liquidity on the Geneva, Zurich and Basle Stock Exchanges.

      Publisher: Swiss Exchange SWX

      Required Disclosure: These MITTS Securities are not in any way sponsored, endorsed, sold or promoted by the Swiss Exchange SWX and the Swiss Exchange SWX makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI index (the "Index") and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated solely by the Swiss Exchange SWX. However, the Swiss Exchange SWX shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and the Swiss Exchange SWX shall not be under any obligation to advise any person of any error therein.

      SMI(R) is a registered trademark of the Swiss Exchange SWX.

    Compagnie des Agents de Change 40 Index--"CAC 40"

      Description of CAC 40: The CAC 40 is intended to provide an indication of the pattern of common stock price movement of the 40 common stocks with the largest market capitalization on the Paris Bourse.

      Publisher: SBF-Paris Bourse

      Required Disclosure: "CAC 40" is a registered trademark of the Societe des Bourses Francaises-Paris Bourse, which designates the index that the SBF-Paris Bourse calculates and publishes. Authorization to use the index and the "CAC 40" trademark in connection with the MITTS Securities has been granted by license.

      The SBF-Paris Bourse, owner of the trademark and of the index, does not sponsor, endorse or participate in the marketing of the MITTS Securities. The SBF-Paris Bourse makes no warranty or representation to any person, express or implied, as to the figure at which the said index stands at any particular time, nor as to the results or performance of the MITTS Securities. Neither shall the SBF-Paris Bourse be under any obligation to advise any person of any error in the published level of the index.

    Amsterdam Exchanges-index(R)--"AEX-index(R)"

     Description of AEX: The AEX is intended to provide an indication of the pattern of common stock price movement of the 25 common stocks with the largest market capitalization on the Amsterdam Stock Exchange.

     Publisher: AEX-Optiebeurs nv

     Required Disclosure: "The AEX-index is a "registered" trademark of ASX Operations Pty Limited ("ASXO"), a wholly owned subsidiary of the Australian Stock Exchange Limited. ASXO has granted a licence for the use of the index on the basis that ASXO does not expressly or impliedly approve, endorse, make any judgement or express any opinion in respect of the MITTS Securities or any Index Products issued by the Licensee."

    Milano Italia Borsa 30 Index--"MIB 30"

     Description of MIB 30: The MIB 30 is intended to provide an indication of the pattern of common stock price movement of common stocks with the largest market capitalization and greatest liquidity on the Italian Stock Exchange.

     Publisher: Borsa Italiana S.p.A.

    Australia All Ordinaries Index--"XAO"

     Description of XAO: The XAO is a capitalization-weighted index of 274 common stocks listed on the Australian Stock Exchange.

     Publisher: ASX Operations Pty Limited

     Required Disclosure: The XAO is a registered trade mark of ASX Operations Pty Limited or ASXO, a wholly-owned subsidiary of the Australian Stock Exchange Limited or ASX. ASXO has granted a license for the use of the XAO on the basis that ASXO does not expressly or by implication approve, endorse, make any judgment or express any opinion in respect of the ML&Co. or the MITTS Securities. ASX and its related corporations, shall have no liability for any claim whatsoever where the claim arises wholly or substantially out of accident or negligence of ASX, its related corporations and their servants and agents as the case may be or acts of third parties; and without in any way limiting the generality of the foregoing, arising out of unavailability of the All Ordinaries Index or non-supply of the All Ordinaries Index.

    OM Stockholm Exchange Index--"OMX index"

     Description of OMX index: The OMX index is intended to provide an indication of the pattern of common stock price movement of the 30 common stocks with the largest volume of trading on the Stockholm Stock Exchange.

     Publisher: OM Gruppen AB

     Required Disclosure: The MITTS Securities are not in any way sponsored, endorsed, sold or promoted by OM Gruppen AB or OM and OM makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the OMX index and/or the figure at which the said OMX index stands at any particular time on any particular day or otherwise. The OMX index is compiled and calculated solely by an indexer on behalf of OM. However, OM shall not be liable whether in negligence or otherwise to any person for any error in the OMX index and OM shall not be under any obligation to advise any person of any error in the OMX index.

     All rights to the trademark OMX, OMX INDEX are vested in OM Gruppen AB and are used under a license agreement with OM.

    IBEX 35 Index--"IBEX 35"

     Description of IBEX 35: The IBEX 35 is intended to provide an indication of the pattern of common stock price movement of the 35 common stocks with the greatest liquidity continuously traded and quoted on the Joint Stock Exchange System made up of the Barcelona, Bilbao, Madrid and Valencia stock exchanges.

     Publisher: Sociedad de Bolsas, S.A.

     Required Disclosure: Sociedad de Bolsas, S.A. does not warrant in any case nor for any reason whatsoever:

    (a) the continuity of the composition of the IBEX 35 exactly as it is today;

    (b) the continuity of the method for calculating the IBEX 35 exactly as it is calculated today;

    (c) the continuity of the calculation, formula and publication of the IBEX 35;

    (d) the precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX 35; and

    (e) the adequacy of the IBEX 35 for the purposes expected in the issue of the MITTS Securities nor for dealing in the same.

    AMEX Hong Kong 30 Index--"HK30"

     Description of HK30: The HK30 is intended to provide an indication of the pattern of common stock price movement of 30 common stocks listed on the Hong Kong Stock Exchange and selected on the basis of market weight, trading liquidity and representation of business industry.

     Publisher: The American Stock Exchange

     Required Disclosure: The "AMEX Hong Kong 30 Index" is a service mark of the AMEX. The AMEX in no way sponsors, endorses or is otherwise involved in the issuance of the MITTS Securities, other than the fact that the MITTS Securities will be listed and traded on the AMEX and the AMEX will calculate and disseminate the Major 11 International Index, and the AMEX disclaims any liability to any party for any inaccuracy in the data on which the HK30 is based, for any mistakes, errors or omissions in the calculation, and/or dissemination of the HK30, or for the manner in which it is applied in connection with the issuance of the MITTS Securities.

     AMEX has consented to the use and reference to the term "AMEX Hong Kong 30 Index".


     The publisher of each sub-index will add or delete stocks due to events such as the bankruptcy or merger of the issuer of a stock. The publisher of a sub-index may reevaluate the composition of the stocks underlying the sub-index at specified intervals to assure that they still meet the selection criteria or any ongoing eligibility criteria.

     The publisher of a sub-index is under no obligation to continue the calculation and dissemination of that sub-index and that publisher may change the method by which that sub-index is calculated. The publishers of the sub-indices are under no obligation to take the needs of ML&Co. or the holders of the MITTS into consideration in determining, composing or calculating the sub-indices.

Historical Data on the Major 11 International Index

     The AMEX began calculating and disseminating the Major 11 International Index on a daily basis in November 1997. The following table sets forth the month-end historical values of the Major 11 International Index from January 1993 through April 1999. All historical data relating to periods before November 1997 were calculated as if the Major 11 International Index had existed during these periods, based on a closing value of 100 on November 20, 1997 and the multipliers established for each sub-index in November 1997. All historical data relating to periods after November 1997 are based on actual data from the Major 11 International Index.

      These historical data on the Major 11 International Index are not necessarily indicative of the future performance of the Major 11 International Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the Major 11 International Index during any period set forth below is not any indication that the Major 11 International Index is more or less likely to increase or decrease at any time during the terms of the MITTS Securities.

                                    1993  1994  1995  1996   1997   1998   1999
                                    ----- ----- ----- ----- ------ ------ ------
January............................ 61.03 80.75 70.09 83.50  91.76 109.22 118.84
February........................... 62.83 77.62 68.59 82.66  93.82 115.96 119.22
March.............................. 65.45 73.87 67.37 84.74  93.79 121.62 123.02
April.............................. 68.33 75.77 70.06 87.40  96.97 119.48 129.66
May................................ 68.57 75.93 69.73 87.00 101.02 121.60    --
June............................... 68.13 73.37 68.20 87.77 105.76 122.87    --
July............................... 70.57 75.58 73.19 83.35 111.60 124.79    --
August............................. 74.36 77.22 75.32 84.44 103.40 107.85    --
September.......................... 72.16 72.84 75.35 88.53 108.43 100.35    --
October............................ 74.66 74.03 74.68 87.47  98.42 107.43    --
November........................... 69.24 72.19 77.73 91.28 100.78 116.10    --
December........................... 75.31 72.88 80.02 90.05 103.36 116.76    --

      The following graph sets forth the historical performance of the Major 11 International Index at the end of each month from January 1993 through April 1999. Past movements of the Major 11 International Index are not necessarily indicative of the future closing values of the Major 11 International Index. On May 20, 1999 the closing value of the Major 11 International Index was 126.56.

                 Major 11 International Index Historical Values

        [THE GRAPH APPEARING HERE SETS FORTH THE PERFORMANCE OF THE INDEX FROM JAN. 31, 1993 THROUGH APRIL 30, 1999. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 140 IN INCREMENTS OF 20. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM JAN. 31, 1993 TO APRIL 30, 1999 IN INCREMENTS OF 3 MONTHS.]


      This graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock performance, interest rate levels or variable returns applicable to the MITTS Securities.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, tax counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers, except where otherwise specifically noted in this prospectus supplement. The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used in this prospectus supplement, the term "Non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the

MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $5.5992 per unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to 6.45% per annum (compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption Amount, if any, exceeds $5.5992 per unit (i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $5.5992 per unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $5.5992 per unit (i.e., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (i.e., $5.5992 per unit) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $5.5992 per unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

      Upon the sale, exchange or redemption of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon the sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal that U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

      The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities (including both the Projected Supplemental Redemption Amount and an estimated yield equal to 6.45% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities:

                                                         Total Interest Deemed
                                                           to Have Accrued on
                               Interest Deemed to Accrue MITTS Securities as of
                                 During Accrual Period   End of Accrual Period
       Accrual Period                 (per unit)               (per unit)
       --------------          ------------------------- ----------------------
May 26, 1999 through November
 26, 1999....................           $0.3252                 $0.3252
November 27, 1999 through May
 26, 2000....................           $0.3330                 $0.6582
May 27, 2000 through November
 26, 2000....................           $0.3437                 $1.0019
November 27, 2000 through May
 26, 2001....................           $0.3548                 $1.3567
May 27, 2001 through November
 26, 2001....................           $0.3663                 $1.7230
November 27, 2001 through May
 26, 2002....................           $0.3780                 $2.1010
May 27, 2002 through November
 26, 2002....................           $0.3903                 $2.4913
November 27, 2002 through May
 26, 2003....................           $0.4028                 $2.8941
May 27, 2003 through November
 26, 2003....................           $0.4159                 $3.3100
November 27, 2003 through May
 26, 2004....................           $0.4292                 $3.7392
May 27, 2004 through November
 26, 2004....................           $0.4431                 $4.1823
November 27, 2004 through May
 26, 2005....................           $0.4574                 $4.6397
May 27, 2005 through November
 26, 2005....................           $0.4721                 $5.1118
November 27, 2005 through May
 26, 2006....................           $0.4874                 $5.5992

--------
Projected Supplemental Redemption Amount = $5.5992 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that the owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of that individual's death, payments in respect of the MITTS Security would have been effectively connected with the conduct by that individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against that beneficial owner's United States Federal income tax provided that the required information is furnished to the IRS.

New Withholding Regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $31,000,000 aggregate principal amount of MITTS Securities. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the commissions payable at the time of the original sale of the MITTS Securities, the underwriter will pay a commission on each of up to six anniversary dates of the issuance of the MITTS Securities to brokers whose clients purchased the units in the initial distribution and who continue to hold their MITTS Securities.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
AEX-index.................................................................. S-23
Adjusted Ending Value...................................................... S-4
Adjustment Factor.......................................................... S-5
Business Day............................................................... S-16
CAC 40..................................................................... S-22
Calculation Day............................................................ S-13
Calculation Period......................................................... S-13
DAX........................................................................ S-22
Final Regulations.......................................................... S-28
FTSE 100................................................................... S-21
HK30....................................................................... S-23
IBEX 35.................................................................... S-24
Index Business Day......................................................... S-13
Index Exchange............................................................. S-15
Market Disruption Event.................................................... S-15
MIB 30..................................................................... S-23
ML&Co. .................................................................... S-4
MLPF&S..................................................................... S-4
New Regulations............................................................ S-31
Nikkei 225................................................................. S-21
NKS........................................................................ S-21
Non-U.S. Holder............................................................ S-27
OMX index.................................................................. S-24
Projected Supplemental Redemption Amount................................... S-28
SMI........................................................................ S-22
Starting Value............................................................. S-4
Supplemental Redemption Amount............................................. S-4
U.S. Holder................................................................ S-27
Withholding Agent.......................................................... S-30
XAO........................................................................ S-23

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                                    [LOGO]

                                3,100,000 Units

                           Merrill Lynch & Co., Inc.

                             Major 11 International
                  Market Index Target-Term MITTS Securities(R)
                                due May 26, 2006
                             "MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                  May 20, 1999

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